Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

August 21, 2019

Nokomis Capital, L.L.C.

2305 Cedar Springs Road, Suite 420

Dallas, TX 75201

Attn:	Brett Hendrickson
Wes Cummins

Gentlemen:

This letter (this “Agreement”) constitutes the agreement between Telenav, Inc. (the “Company”), on the one hand, and Nokomis Capital, L.L.C. (“Nokomis”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Nokomis, the “Nokomis Group”), on the other hand. The Nokomis Group and its Affiliates (as defined below) and Associates (as defined below) are collectively referred to as the “Investors.”

1.                  2019 Annual Meeting. Unless Wes Cummins (“Mr. Cummins”) declines the nomination, the Company agrees to nominate Mr. Cummins for election as a Class I director of the Company’s Board of Directors (the “Board”) at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) with a term expiring at the Company’s 2022 Annual Meeting of Stockholders. The Company will recommend that the Company’s stockholders vote, and will solicit proxies, in favor of the election of Mr. Cummins at the 2019 Annual Meeting and otherwise support Mr. Cummins for election in a manner no less rigorous and favorable than the way that the Company supports its other director nominees at the 2019 Annual Meeting.

2.                  Compliance with Laws and Company Policies. The Investors understand that, as a condition to the nomination of Mr. Cummins as a director, the Company may require Mr. Cummins, to the extent such requirements have historically and customarily been applied to non-employee directors of the Company, to agree in writing, during the term of any service as a director of the Company, to (a) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time; and (b) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and its committees or other confidential information of the Company that Mr. Cummins receives from the Company, unless previously disclosed publicly by the Company.

3.                  No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, Mr. Cummins, during his term of service as a director of the Company, will not be prohibited from acting in his capacity as a director or from complying with his fiduciary duties as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or recommendations or raising issues to the Board), all in accordance with the agreement set forth in paragraph 4.

4.                  Voting Commitment. During the Restricted Period, at each annual or special meeting of the Company’s stockholders, Nokomis will cause the Investors to (a) cause all Voting Securities (as defined below) beneficially owned by them to be present for quorum purposes; and (b) vote all Voting Securities beneficially owned by them in a manner consistent with the recommendation of the Board.

5.                  Director Benefits. Mr. Cummins will be (a) compensated for his service as a director and will be reimbursed for his expenses on the same basis as all other non-employee directors of the Company other than Ken Xie (“Mr. Xie”); (b) granted equity-based compensation and other benefits on the same basis as all other non-employee directors of the Company other than Mr. Xie; and (c) entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time. If Mr. Cummins resigns prior to the expiration of the Restricted Period, all of his granted but unvested equity-based compensation will automatically vest on his date of resignation.

6.                  Standstill. From the date of this Agreement until 11:59 p.m., Pacific time, on the day of the Company’s 2020 Annual Meeting of Stockholders (such period, the “Restricted Period”), the Nokomis Group will not, and the Nokomis Group will cause each of the Investors and its and their respective Affiliates, Associates, principals, directors, general partners, officers, employees, agents and representatives acting on its respective behalf not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)               (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; or (iii) seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; provided, however, that except as set forth in paragraph 4, nothing herein shall be interpreted to restrict the Investors’ ability to vote their shares on any proposal duly brought before the Company’s stockholders as each member of the Investors determines in its sole discretion;

(b)               initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC), directly or indirectly, the Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)               (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board; (ii) seek, alone or in concert with others, the removal of any member of the Board; or (iii) make a request for any stockholder list or other similar Company records; provided, however, that nothing herein shall prohibit Mr. Cummins from making such a request in his capacity as a director;

(d)               (i) form or join (whether or not in writing) in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities (other than any group comprised solely of Investors); (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Nokomis Group with respect to Voting Securities now or hereafter owned by them;

(e)               act, alone or in concert with others, to (i) control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company (including, without limitation, any material change to the capitalization or dividend policy of the Company or any material change in the Company’s management, business or corporate structure); provided, however, that nothing herein shall limit the Investors’ ability to communicate their views with respect to the aforementioned privately to the Board and management of the Company; or (ii) seek, propose or make any public statement with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transaction involving the Company or its subsidiaries;

(f)                with respect to the Company or the Voting Securities, (i) communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) pursuant to the Exchange Act in a manner inconsistent with the provisions of this paragraph 6; (ii) participate in, or take any action pursuant to, any “proxy access” proposal adopted by the SEC; or (iii) conduct any nonbinding referendum or “stockholder forum”;

(g)               publicly make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board or the Company, its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including, without limitation, any intent, purpose, plan or proposal that is conditioned on, or would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(h)               other than with other Affiliates of the Investor, enter into any agreements, understandings or arrangements (whether written or oral), with, or advise, finance, assist or encourage, any Person, in connection with any of the foregoing;

(i)                 sell, offer or agree to sell all or substantially all, directly or indirectly, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Voting Securities held by the Investors to any third party; and

(j)                 (i) make or in any way participate as an offerer (as such term is defined in Schedule TO under the Exchange Act), directly or indirectly, in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or its securities or assets (it being understood that the foregoing will not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or (ii) make, or support any third party in making, any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth above in this paragraph 6(j).

7.                  Ownership Trigger. Notwithstanding anything to the contrary in this Agreement, if at any time the Investors cease to own more than five percent of the outstanding shares of the Company’s common stock, then Mr. Cummins will offer to resign as a director.

8.                  Non-Disparagement. During the Restricted Period, the Company and the Investors will each (and the Nokomis Group will cause the Investors to) refrain from making, and will cause their respective Affiliates, Associates, principals, directors, members, general partners, officers and employees not to make, any statement or announcement that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries; and (b) in the case of statements or announcements by the Company, the Investors and its and their respective Affiliates and Associates and their respective principals, directors, stockholders, members, general partners, officers, employees and advisors, or any person who has served as such. The foregoing will not prevent the making of any factual statement in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

9.                  Required Filings. In advance of their submission, the Company and Nokomis will each give the other a reasonable opportunity to review and comment on any filings to be made by them with the SEC concerning this Agreement (the “Required Filings”). Neither the Company nor the Investors will (and the Nokomis Group will cause the Investors not to) make any public statements with respect to the matters covered by this Agreement (including, without limitation, in any filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Required Filings.

10.              Expense Reimbursement. Within five business days of the date of this Agreement, the Company will reimburse the Nokomis Group for its reasonable and documented out-of-pocket expenses (up to a maximum of $10,000) incurred by the Nokomis Group in connection with the negotiation and execution of this Agreement and all related activities and matters.

11.              Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” will have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (c) “Associate” will have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person subsequent to the date of this Agreement; (d) “Voting Securities” will mean the shares of the Company’s common stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; (e) “business day” will mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; and (f) “beneficially own,” “beneficially owned” and “beneficial ownership” will have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

12.              Representations of the Nokomis Group. Each member of the Nokomis Group, severally and not jointly, represents and warrants as to itself that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) as of the date of this Agreement, none of Investors is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities; and (c) as of the date of this Agreement, the Investors have not, directly or indirectly, compensated or agreed to compensate Mr. Cummins for his service as a nominee or director of the Company with any cash, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities (collectively, “Unpermitted Compensation Arrangements”). For the avoidance of doubt, neither compensation paid to Mr. Cummins for his regular services as an employee or principal of the Nokomis Group nor any Person’s interest in any member of the Nokomis Group and their funds shall be deemed to be an Unpermitted Compensation Arrangement. The Nokomis Group represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 4,794,205 shares of Voting Securities.

13.              No Compensation Arrangements. During the Restricted Period, the Investors will not (and the Nokomis Group will cause the Investors not to), directly or indirectly, compensate Mr. Cummins for his service as a nominee or director of the Company in any way, including, without limitation, with any Unpermitted Compensation Arrangements. For the avoidance of doubt, Mr. Cummins shall be permitted to receive compensation from Nokomis in his capacity as an employee of Nokomis.

14.              Representations of the Company. The Company represents and warrants that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

15.              Specific Performance. The Company and the Nokomis Group each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

16.              Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement and the Exhibit constitute the only agreement between the Nokomis Group and the Company with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Company nor the Nokomis Group may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.              Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

18.              Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Company and the Nokomis Group (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 20, or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

19.              Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

20.              Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served if (i) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received; or (ii) if given by any other means, when delivered in person, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

(a)               If to the Company:

Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Attn: General Counsel

Fax: (408) 207-4754

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94303

Attn: Julia Reigel

Fax: (650) 493-6811

(b)               If to the Nokomis Group:

Nokomis Capital, L.L.C.

2305 Cedar Springs Road, Suite 420

Dallas, TX 75201

Attn: Brett Hendrickson

Wes Cummins

Fax: (972) 590-4109

with a copy (which will not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attn: Aneliya Crawford

Fax: (212) 593-5955

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.

21.              Representation by Counsel. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

22.              Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

23.              Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement will constitute a binding agreement among us.

Very truly yours,

TELENAV, INC.

By:	/s/ HP Jin
	Name:	HP Jin
	Title:	Chief Executive Officer

ACCEPTED AND AGREED
as of the date written above:

NOKOMIS CAPITAL, L.L.C.

By:	/s/ Brett Hendrickson
	Name:	Brett Hendrickson
	Title:	Manager

NOKOMIS CAPITAL ADVISORS, L.P.

By:	Nokomis Capital, L.L.C.
General Partner

By:	/s/ Brett Hendrickson
	Name:	Brett Hendrickson
	Title:	Manager

NOKOMIS CAPITAL OFFSHORE FUND, LTD.

By:	/s/ Brett Hendrickson
	Name:	Brett Hendrickson
	Title:	Manager

NOKOMIS CAPITAL PARTNERS, L.P.

By:	Nokomis Capital Advisors, L.P.
General Partner

By:	Nokomis Capital, L.L.C.
General Partner

By:	/s/ Brett Hendrickson
	Name:	Brett Hendrickson
	Title:	Manager

NOKOMIS CAPITAL MASTER FUND, L.P.

By:	Nokomis Capital Advisors, L.P.
General Partner

By:	Nokomis Capital, L.L.C.
General Partner

By:	/s/ Brett Hendrickson
	Name:	Brett Hendrickson
	Title:	Manager

BRETT HENDRICKSON

/s/ Brett Hendrickson

WES CUMMINS

/s/ Wes Cummins